EXHIBIT 1

FOR IMMEDIATE RELEASE

Contacts:

Matthew Sherman / Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

 THE COMMITTEE OF CONCERNED SHAREHOLDERS OF THE CHILDREN'S PLACE FILES INVESTOR
                                  PRESENTATION

    Urges Shareholders to Vote FOR the Committee's Three Independent Nominees
                             on the GOLD Proxy Card

New York - July 8, 2009 - The Committee of Concerned Shareholders of The Children's Place, which collectively owns approximately 22% of the outstanding shares of The Children's Place Retail Stores, Inc. (Nasdaq: PLCE), yesterday filed an investor presentation with the Securities and Exchange Commission ("SEC") in connection with its nomination of three independent, highly-qualified individuals for election to the Board of Directors at the Company's 2009 Annual Meeting of Shareholders. Shareholders of record as of June 30, 2009 are entitled to vote at the Company's July 31, 2009 Annual Meeting.

The Committee's presentation is available at the SEC's website at http://www.sec.gov or http://www.eproxyaccess.com/plce.

The Committee urges fellow shareholders of The Children's Place to vote FOR its three independent director nominees - Raphael Benaroya, Jeremy Fingerman and Ross Glickman - by telephone, Internet or by signing, dating and returning the GOLD proxy card today.

The Committee believes that recent deterioration in performance at The Children's Place is just the beginning of a downward trend. Change is needed. The Company urgently requires talented, experienced directors with a vision and a plan for growing the Company and protecting shareholder value. If elected, the Committee's nominees will work with the Board to take definitive action towards:

      - Identifying and recommending a permanent CEO and a non-executive Chairman (Ezra Dabah will not return as Chairman or CEO);

      -     Articulating a clear vision for the future of the Company;

      - Reversing the loss of management and retaining and attracting key talent; and

      -     Positioning the Company for profitable growth.

In the Committee's view, current leadership is putting at risk the Company, its growth prospects and its ability to realize higher shareholder value.

o The Committee believes the Company's strong foundation is being undermined by an inexperienced interim leadership team and a complacent Board.

      -     There has not been anyone in charge on a permanent basis:

            o The current Board has failed to install a qualified, permanent CEO for almost two years.

            o Since Mr. Crovitz became Interim CEO, the Company has been unable to retain key management talent, many of whom still have not been replaced.

            o While Interim CEO Charles Crovitz lacks the very qualities that the current Board has acknowledged it is looking for in a permanent CEO, the Board's compensation

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                  committee, led by Interim Chairman Sally Kasaks, has rewarded him with excessive compensation.

      -     Consider the Company's recent performance:

            o Since November 2008 (when the current interim leadership's merchandising influence began), there has been only one month of positive same store sales growth;

            o 9% decrease in comparable store sales growth in May, the worst monthly comparable store sales results over three years - 11% lower than median comparable store sales for other value retailers; and

            o 32% decline in the Company's stock price since the beginning of June 2009.

o The Committee does not believe the Board's economic interests are adequately aligned with shareholders'.

      - The Board collectively owns less than 1.0% of the common shares outstanding(1) and none of the incumbent Board members have ever purchased any shares of the Company's common stock in the open market. While the directors are not legally required to own shares in the Company and otherwise have fiduciary duties to act in the interests of shareholders, the Committee believes shareholders would be better served by a Board that has a greater economic interest in the Company. In contrast, the Committee owns approximately 22% and its sole interest is making sure The Children's Place has the right Board in place to protect and grow value for all shareholders. Although none of the Committee's nominees currently owns any shares in the Company, each has committed to purchasing shares if elected to the Board.

o The Board's incumbent directors lack the relevant skills, expertise and track record that the Committee believes are required to protect and grow shareholders' investments in The Children's Place.

      - The Company's slate lacks expertise in real estate strategy, marketing and branding - all necessary for success:

            o Sally Kasaks: Recently replaced as Chairman and CEO of Pacific Sunwear after she oversaw an 84% erosion in shareholder value. While stock prices can be affected by many factors, she also oversaw a 27% decline in Ann Taylor's stock price during her tenure as CEO.

            o Norman Matthews: 76, has held directorships at several companies that have filed for bankruptcy or been liquidated. His last full-time management position with a public company was in 1988.

            o Malcom Elvey: His only retail company experience was at Metro Cash and Carry over 30 years ago.

o The Committee's nominees are independent and will bring much-needed fresh perspectives and relevant expertise to The Children's Place. If elected, the Committee's nominees will help position the Company for future growth and shareholder value creation.

      - The Committee's independent nominees are growth-oriented individuals who possess relevant, hands-on experience in key areas of the business, including specialty apparel retailing, real estate strategy, and mass consumer marketing and branding:

            o Raphael Benaroya: 25+ years of specialty apparel retailing and mass consumer marketing experience, including a deep understanding of the children's marketplace and its targeted consumers.

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(1) Excludes Mr. Dabah and Mr. Silverstein

            o Jeremy Fingerman: 20+ years of mass marketing and brand management expertise with a focus on moms, the targeted consumers of The Children's Place.

            o Ross Glickman: 35+ years of specialty retail and real estate strategy experience.

      - The Committee's three independent nominees have successful growth track records, as well as the experience and talent necessary to help position the Company to deliver and sustain future growth and increase shareholder value.

      - Mr. Dabah does not have any prior social, business or professional relationship with any of the Committee Nominees.

      - If the Committee's Nominees are elected to the Board, Mr. Dabah's father-in-law, Stanley Silverstein, will retire from the Board when his term expires in 2010.

The Committee urges all shareholders of The Children's Place to vote FOR its three independent director nominees on the GOLD proxy card today - by telephone, Internet or by signing, dating and returning the GOLD proxy card. Shareholders with questions about the Committee's solicitation or about how to vote their shares may call Innisfree M&A Incorporated, the Committee's proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at 212-750-5833.

Moelis & Company is serving as financial advisor and Cadwalader, Wickersham & Taft LLP is serving as legal counsel for the Committee.

Important Information

In connection with The Children's Place's 2009 Annual Meeting of Shareholders, the Committee filed a definitive proxy statement on Schedule 14A with the SEC on June 17, 2009 containing information about the solicitation of proxies for use at The Children's Place's 2009 Annual Meeting of Shareholders. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of The Children's Place on or about June 17, 2009. SHAREHOLDERS OF THE CHILDREN'S PLACE ARE URGED TO CAREFULLY READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. The Committee may file other additional proxy solicitation material in connection therewith from time to time. The definitive proxy statement and other documents relating to the solicitation of proxies by the Committee will be available at no charge on the SEC's website at http://www.sec.gov. In addition, the Committee will provide copies of the definitive proxy statement and other relevant documents without charge upon request. Request for copies should be directed to our proxy solicitor, Innisfree M&A Incorporated, at 1-888-750-5834.

Ezra Dabah, Renee Dabah, Stanley Silverstein, Raine Silverstein, Barbara Dabah, Gila Goodman, Raphael Benaroya, Jeremy Fingerman, Ross Glickman and Emanuel Pearlman may be deemed to be participants in the solicitation of proxies with respect to the Committee's nominees. Information about each of the participants is available in the definitive proxy statement filed by the Committee with the SEC on June 17, 2009 in connection with the solicitation of proxies for the 2009 annual meeting of The Children's Place shareholders. Information about the participants' direct or indirect interests in the matters to be considered at the 2009 annual meeting of Shareholders of The Children's Place, including by security ownership or otherwise, is also contained in the definitive proxy statement.